Exhibit 99.1

CapitalSouth Bancorp Announces Fourth Quarter and Year End 2005 Earnings

January 24, 2006

BIRMINGHAM, AL – CapitalSouth Bancorp (NASDAQ-CAPB) today announced earnings for the fourth quarter and year end 2005. CapitalSouth Bancorp year end earnings were $2.6 million up, 37.3% from 2004. Earnings for the fourth quarter were $654,000, up 25% from fourth quarter 2004.

Net income for 2005 was $2.6 million, up from $1.9 million for 2004. Diluted earnings per share was $1.12 in 2005 compared to $0.83 in 2004, up 34.9%. Earnings in 2005 resulted in a return on average shareholders’ equity (ROE) of 9.74% compared to 7.77% in 2004, and a return on average assets (ROA) of 0.70% compared to 0.61% in 2004.

Growth in year end total assets was 25.1% for 2005 increasing from $338 million to $423 million. The 17.9% growth in average earning assets included an increase in average loans of 23.7%. Included in the loan growth is a $29 million pool of loans purchased late in the fourth quarter which have been recorded net of the credit related discount. The Company’s strong growth in loans resulted in an increase in the required provision for loan loss. At December 31, 2005, the allowance represented 1.18% of total loans compared with 1.24% at the end of 2004.

For the year ended December 31, 2005, non interest income, excluding securities gains and losses, increased 23.8% from the previous year primarily as a result of an increase of 28.9% in business capital group loan income and a 20.7% increase in service charges on deposit accounts.

For the year ended December 31, 2005 non interest expense rose 29.2% from the previous year as a result of the following: Salaries and employees benefits rose 27.1% due to the addition of three new banking offices in the third and fourth quarters of 2005. Occupancy and equipment expense rose by 26.9% due to the opening of three new banking offices and the purchase of the Company’s main office building. Other expense increased 35.0% due to expenses associated with the Company’s name change and expansion.

In December 2005, the Company made an initial public offering of stock raising an additional $9.8 million in capital. The proceeds were used to pay down holding company debt and to make a capital injection into CapitalSouth Bank. “We are very pleased with the performance of our Company and are excited about the opportunities this new capital provides for the Company in support of our expansion efforts. We made significant investments in the Company in 2004 that allowed us to realize very strong growth in both assets and profitability in 2005. We are delighted with the early results from our newest markets and their ability to contribute to the continued growth and profitability of the Company. We continue to focus on building non interest income which is evidenced by the 23.8% growth in this income during 2005.” W. Dan Puckett, Chairman and Chief Executive Officer said in a statement.

Media Contact: Lisa Beck

Phone: 205-870-1939